UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2009

SCBT FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation)	001-12669 (Commission File Number)	57-0799315 (IRS Employer Identification No.)

520 Gervais Street Columbia, South Carolina (Address of principal executive offices)		29201 (Zip Code)

(800) 277-2175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 2, 2009, SCBT Financial Corporation (the “Company”) closed on the sale of 56,500 shares of its common stock at $23.00 per share to Keefe, Bruyette & Woods, Inc. and Sandler O’Neill + Partners, L.P. (collectively, the “Underwriters”), which partially exercised its over-allotment option to purchase the additional shares. The overallotment option to purchase up to an additional 195,000 shares of the Company’s common stock was granted in connection with its recent initial public offering of 1.30 million shares of common stock.

The Company received net proceeds of approximately $1.2 million from the sale of the additional 56,500 shares, net of additional underwriting discounts and commissions paid to the Underwriters.  At the completion of the offering, after giving effect to the partial exercise of the over-allotment option, the Company has sold a total of approximately 1.36 million shares of common stock and raised approximately $29.1 million in net proceeds.

The offering of the common shares was made pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission on March 31, 2009, and the related prospectus supplement filed on May 13, 2009. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained without charge from the SEC’s website at http://www.sec.gov or by contacting Keefe Bruyette & Woods, Equity Capital Markets, 787 Seventh Avenue, Fourth Floor, New York, NY 10019, (800) 966-1559.

This filing does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCBT FINANCIAL CORPORATION
(Registrant)

Date: June 2, 2009	/s/ John C. Pollok
John C. Pollok
Senior Executive Vice President and
Chief Financial Officer